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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                February 13, 1997


                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
            (Exact name of registrant as specified in its charter)

Islands of Bermuda         0-25456                      13-3795510
(State or other            (Commission                 (IRS Employer
jurisdiction of            File Number)               Identification
incorporation)                                           Number)


              Cedar House, 41 Cedar Avenue, Hamilton, Bermuda HM 12
               (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                               (441) 295-2244







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Item 5.  Other Events.

                  On February 19, 1997, pursuant to an agreement dated February 13, 1997, Globalstar, L.P. ("Globalstar") and Globalstar Telecommunications Limited ("GTL") completed the sale in a private offering of units consisting of $500 million aggregate principal amount of Globalstar's 11-3/8% senior notes due 2004 (the "Notes") and warrants to purchase 1,032,250 shares of GTL common stock (the "Warrants"). The Notes and the Warrants will not trade separately until after the commencement of (i) an exchange offer or the effectiveness of a shelf registration statement for the Notes or (ii) such date after August 15, 1997 as Lehman Brothers Inc. shall determine.

                  The Warrants will be exercisable on or after February 19, 1998 at an exercise price of $69.575 per share.

                  The net proceeds of the offering will be used by Globalstar for the continued construction and deployment of Globalstar's low-earth orbit satellite-based digtital telecommunications system.




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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    GLOBALSTAR TELECOMMUNICATIONS LIMITED
                                              (Registrant)


Date: February 24, 1997             By: /s/ Eric J. Zahler
                                            Eric J. Zahler
                                            Vice President and Secretary